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                                                                     EXHIBIT 2.1

                               SECURITY AGREEMENT

                        (Pledge of Certificate of Stock)

Effective DATE:  August 11, 1999

DEBTOR: A&G Health Plans, Inc.

DEBTOR'S MAILING ADDRESS: 6620 Southport Drive, Suite 100, Dallas, Texas  75248

SECURED PARTY: Electronic Transmission Corporation

SECURED PARTY'S MAILING ADDRESS: 15301 Spectrum Drive, Suite 501, Addison, Texas 75001

COLLATERAL: 1,000 shares of the common stock of Health Plan Initiatives, Inc. certificated as follows:

Certificate Number                          Number of Shares
------------------                          ----------------



Accounts Receivable

OBLIGATION: The indebtedness described in the schedule of payments set forth in the Purchase Agreement dated August 11, 1999 between Electronic Transmission Corporation and A&G Health Plans, Inc., the gross total payments being $386,000.00 subject to certain offsets and limitations as set forth in the Purchase Agreement, which terms and conditions are incorporated herein by reference.

Date:  August 11, 1999

Maker:  A&G Health Plans, Inc.

Payee:  Electronic Transmission Corporation



Subject to the terms of this agreement, Debtor grants to Secured Party a security interest in the Collateral and all proceeds thereof and payments thereon to secure payment and performance of the Obligation and all renewals and extensions of the Obligation or part thereof and performance of Debtor's Covenants set out herein.


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DEBTOR'S WARRANTIES

1. Ownership. Debtor owns the Collateral and has the authority to grant this security interest. Ownership is free from any setoff, claim, restriction, lien, security interest or encumbrance except this security interest.

DEBTOR'S COVENANTS

1. Protection of Collateral. Debtor will defend the Collateral against all claims and demands adverse to Secured Party's interest and will keep it free from all liens except for taxes not yet due and from all security interests except this one.

2. Additional Documents. Debtor will sign any papers that Secured party considers necessary to obtain, maintain, and perfect this security interest or to comply with any relevant law.

3. Notice of Changes. Debtor will immediately notify Secured Party of any material change in the Collateral; change in Debtor's name, address or location charge in any matter warranted or represented in this agreement; change that may affect this security interest; and any event of default.

4. Sale. Debtor will not sell, transfer or further encumber any of the Collateral without the prior written consent of Secured Party, which will not be unreasonably withheld.

5. Modification of Collateral. Without the written consent of Secured Party, Debtor will not agree to any modification of terms of the Collateral or in any writing related to the Collateral.

6. Delivery of Receipts to Secured Party. Upon any monetary default in the obligation, on Secured Party's demand Debtor will deposit all payments received as proceeds of, or payments on, the Collateral in a special bank account designated by Secured Party, who alone will have power of withdrawal. Debtor will deposit the payments on receipt, in the form received, and with any necessary endorsements as security for the Obligation. Secured Party may make any endorsements in Debtor's name and behalf. Between receiving and depositing these payments, Debtor will not mingle them with any of Debtor's other funds or property but will hold them separate and in an express trust for Secured Party. Secured party shall apply these funds against the Obligation.

EVENTS OF DEFAULT

Each of the following conditions is an event of default:


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1. if Debtor defaults in timely payment or performance of the Obligation or pursuant to any written agreement between Debtor and Secured Party or in any other transaction secured by this agreement;

2. if any warranty, covenant, or representation made to Secured Party by or on behalf of Debtor proves to have been false in any material respect when made;

3. if a receiver is appointed for Debtor or any of the Collateral;

4. if the Collateral is assigned for the benefit of creditors or, to the extent permitted by law, if bankruptcy or insolvency proceedings commence against or by any of these parties: Debtor; any partnership of which Debtor is a general partner; and any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party, or other person liable on or for any part of the Obligation;

5. if any lien attaches to any of the Collateral; or

6. if there is a default in any instrument or lien constituting the Collateral.

REMEDIES OF SECURED PARTY ON DEFAULT

During the existence of any event of default, Secured Party may declare the unpaid principal and earned interest on the Obligation, immediately due in whole or part, enforce the Obligation, and exercise any rights and remedies granted by the Texas Uniform Commercial Code or by this agreement, including the following:

1. set off the Collateral or the proceeds thereof against the Obligation or otherwise dispose of any of the Collateral in accord with the rights, remedies and duties of a Secured Party under Chapter 9 of the Texas Uniform Commercial Code after giving notice as required by those chapters. Notice will be deemed reasonable if it is mailed, postage prepaid, to Debtor at the address specified in this agreement at least ten (10) days before any public sale or ten (10) days before the time when the Collateral may be otherwise disposed of without further notice to Debtor; and, any public sale shall be deemed commercially reasonable if notice thereof is published in a newspaper of general circulation in the county of Secured Party's mailing address specified in this agreement at least twice during the ten (10) days before the date of sale and the sale is conducted in the office of Secured Party;

2. apply any proceeds from set off or other disposition of the collateral after default in the manner specified in Chapter 9 of


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the Texas Uniform Commercial Code, including payment of Secured Party's reasonable attorney's fees and court expenses; and

3. if set off or other disposition of the Collateral leaves the Obligation unsatisfied, collect the deficiency from Debtor.

GENERAL PROVISIONS

1. Parties Bound. Secured Party's rights under this agreement shall inure to the benefit of its successors and assigns. Assignment of any part of the Obligation and delivery by Secured Party of any part of the Collateral will fully discharge Secured Party from responsibility for that part of the Collateral. If Debtor is more than one, all their representations, warranties and agreements are joint and several. Debtor's Obligation and covenants under this agreement shall bind Debtor's personal representatives, successors and assigns.

2. Waiver. Neither delay in exercise nor partial exercise of any of Secured Party's remedies or rights shall waive further exercise of those remedies or rights. Secured Party's failure to exercise remedies or rights does not waive subsequent exercise of those remedies or rights. Secured Party's waiver of any default does not waive further default. Secured Party's waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

3. Reimbursement. If Debtor fails to perform the Obligation or covenants, Secured Party may perform same and be reimbursed by Debtor on demand at the place where the Note is payable for all sums so paid, including attorney's fees and other legal expenses, plus interest on those sums from the dates of payment at the rate stated in the Obligation for matured, unpaid amounts. The sum to be reimbursed shall be part of the Obligation and secured by this Security Agreement.

4. Interest Rate. Interest included in the Obligation shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited to the principal of the Obligation or, if that has been paid, refunded. On any acceleration or required or permitted prepayment of the Obligation, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal amount of the Obligation or, if the principal amount has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the Obligation.


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5. Modifications. No provisions of this agreement shall be modified or limited except by written agreement.

6. Severability. The unenforceability of any provision of this agreement will not affect the enforceability or validity of any other provision.

7. Applicable Law. This agreement will be construed according to Texas Laws.

8. Place of Performance. This agreement is to be performed in the county of Secured Party's mailing address.

9. Presumption of Truth and Validity. If the Collateral is sold after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth, and all prerequisites to the sale specified by this agreement and by the Texas Uniform Commercial Code will be presumed satisfied.

10. Singular and Plural. When the context requires, singular nouns and pronouns include the plural.

11. Priority of Security Interest. This security interest shall neither affect nor be affected by any other security for any of the Obligation. Neither extensions of the Obligation nor releases of any of the Collateral will affect the priority or validity of this security interest with reference to any third person. ETC agrees to subordinate its security interest provided for herein in favor of a security interest required by a national bank or other federally insured lending institution for a legitimate business transaction or need on the part of A&G.

12. Cumulative Remedies. Foreclosure of this security interest by suit does not limit Secured Party's remedies, including the right to sell the Collateral under the terms of this agreement. All remedies of the Secured Party may be exercised at the same or different times, and no remedy shall be a defense to any other. Secured Party's rights and remedies include all those granted by law, or other agreements securing the Obligation, or otherwise, in addition to those specified in this agreement.

13. Agency. Debtor's appointment of Secured Party as Debtor's agent is coupled with an interest and will survive any disability of Debtor.

14. Arbitration Agreement. Any dispute arising out of, or related to, this agreement shall be resolved by binding arbitration conducted by the American Arbitration Association in accordance with the then applicable Commercial Arbitration Rules.


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SECURED PARTY:

Electronic Transmission Corporation


----------------------------
Robert Fortier,
Chief Executive Officer



DEBTOR:



A&G Health Plans, Inc.


----------------------------
Norman Payson
President


SECURITY AGREEMENT                                                        Page 6